Exhibit 10.3
IHS Markit Ltd.

EXECUTIVE RETIREMENT POLICY
Effective July 16, 2019

1.	PURPOSE

This IHS Markit Ltd. Executive Retirement Policy (as amended from time to time, the “Policy”) provides special benefits for select executives of IHS Markit Ltd. or any member of the Affiliated Group upon his or her termination of service due to Retirement (as defined below) in an effort to ensure efficient and effective departure and succession planning, encourage promotional opportunities and set clear expectations with regard to remuneration upon the departure of Eligible Employees (as defined below).

This Policy shall not change, amend or alter an executive’s right to receive earned but unpaid base salary or any other amounts accrued or owing to the executive as a result of the executive’s termination of service under or in accordance with any employment agreement, applicable employee benefit plans, or other policies and programs, including retirement plans or retirement programs, or applicable law.

2.	ELIGIBILITY

Active salaried executives who have been designated by the Company in writing as members of the Executive Leadership Team of the Company, who voluntarily terminate their service with the Company and, as applicable, members of the Affiliated Group and qualify for Retirement (as defined below), shall be eligible for the benefits provided in the Policy (“Eligible Employees”).

3.	RETIREMENT

An Eligible Employee shall be eligible to receive the benefits provided under this Policy provided that (i) the Eligible Employee terminates his or her service with the Company and, as applicable, members of the Affiliated Group on or after his or her attainment of (x) age 60 and (y) twenty (20) years of service with the Company or any member of the Affiliated Group (either with one member or in total amongst multiple members of the Affiliated Group), based on the Eligible Employee’s Original Hire Date; and (ii) the Eligible Employee provides to the Company or the appropriate member of the Affiliated Group at least six (6) months prior written notice of the Eligible Employee’s intent to retire, which notice requirement the Company may waive in whole or in part (a “Retirement”).

4.	RETIREMENT BENEFITS

If an Eligible Employee experiences a Retirement, as defined in Section 3 above, such Eligible Employee shall receive the following benefits, subject to the terms and conditions of the Policy, including the Eligible Employee’s execution of a release of claims as provided in Section 5 hereof:

(i)    Continued participation in any medical, dental and vision plans of the Company or another applicable member of the Affiliated Group in which the Eligible Employee and or his or her eligible dependents participated as of the Termination Date (or if the Eligible Employee is ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company or such member of the Affiliated Group, with the effect of providing benefits of substantially comparable value) for the twenty-four (24) month period following the Termination Date; and

(ii)    Any unvested options, restricted share units and other time-based equity awards granted at least six (6) months prior to the Termination Date and held by the Eligible Employee shall continue to vest in accordance with the vesting schedule in effect as of the Termination Date. Each vested option will remain exercisable for the earlier of one year following the Termination Date or the expiration date of such option. Any unvested performance-based equity awards granted at least six (6) months prior to the Termination Date and held by the Eligible Employee shall continue to vest, based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period. The terms and conditions of such equity incentive awards shall otherwise continue to be subject to the terms and conditions of the relevant plan and the applicable award agreements, and will be subject to local taxation requirements.

5.	RELEASE

Any benefit that the Eligible Employee is eligible to receive under Section 4 will be contingent on the Eligible Employee’s execution of a release of claims in a form reasonably acceptable to the Company within 45 days of the Eligible Employee’s Termination Date and non-revocation of such release (the “Release”). If the Eligible Employee fails to execute the Release within such 45-day period, or if the Eligible Employee revokes the Release within 7 days following the execution of the Release, the Eligible Employee will not be eligible to receive any benefit pursuant to this Policy, including any benefit under Section 4.

6.	RESTRICTIVE COVENANTS

The Eligible Employee’s entitlement to any of the benefits in Section 4 is contingent upon the Eligible Employee’s continued adherence to any restrictive covenants contained in any employment, restrictive covenant or similar agreement between Eligible Employee and the Company or any member of the Affiliated Group, including, but not limited to, post-termination obligations concerning non-competition, non-solicitation, confidentiality, non-disparagement, assignment of inventions, other intellectual property or other restrictive covenants. Subject to Section 7 and applicable law, the Eligible Employee’s breach of any non-competition, non-solicitation, confidentiality, non-disparagement, assignment of inventions, other intellectual property or other restrictive covenant, in addition to whatever other equitable relief or monetary damages that the Company or any member of the Affiliated Group may be entitled to, shall result in automatic rescission, forfeiture, cancellation or return of any common shares of the Company (whether or not vested) and any amounts or benefits arising from this Policy held by the Eligible Employee. For the avoidance of doubt, this Section 6 expressly permits the Company to recoup or clawback the value of any compensation that the Eligible Employee receive under this Policy, should the Eligible Employee breach any restrictive covenants.

7.	WHISTLEBLOWER PROTECTION; DEFEND TRADE SECRETS ACT

(a)    Nothing in this Policy or otherwise limits an Eligible Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against an Eligible Employee for any of these activities, and nothing in this Policy requires an Eligible Employee to waive any monetary award or other payment that the Eligible Employee might become entitled to from the SEC or any other Government Agency or self-regulatory organization.

(b)    Further, nothing in this Policy precludes an Eligible Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Policy becomes effective, an Eligible Employee may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that the Eligible Employee filed or is filed on their behalf.

(c)    Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that an Eligible Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if an Eligible Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law as contemplated by the preceding sentence, the Eligible Employee may disclose the relevant trade secret to their attorney and may use such trade secret in the ensuing court proceeding, if the Eligible Employee (X) files any document containing such trade secret under seal and (Y) does not disclose such trade secret, except pursuant to court order.

8.	DEFINITIONS

(a)    “Affiliated Group” means IHS Markit Ltd. and any corporation, partnership, joint venture, limited liability company or other entity in which IHS Markit Ltd. has a 50% or greater direct or indirect interest.

(b)    “Code” means the Internal Revenue Code of 1986, as amended.

(c)    “Company” means IHS Markit Ltd. and any successor or assign of the IHS Markit Ltd. pursuant to Section 8 hereof.

(d)    “Original Hire Date” means the date an individual was first hired by, or provided services to, the Company or a member of the Affiliated Group.

(e)    “Termination Date” means the effective date of the Eligible Employee’s Retirement as described in Section 3.

9.	SUCCESSORS AND ASSIGNS

The Policy shall be binding upon the Company and its successors and assigns, including any corporation, person or other entity which may acquire all or substantially all of the business or assets of the Company or any other corporation with or into which the Company is consolidated or merged or otherwise.

10.	MISCELLANEOUS

(a)    Amendment and Termination. The Company reserves the right to amend or terminate this Policy at any time.

(b)    Governing Law. This Policy shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

(c)    Severability; Captions. In the event that any provision of this Policy is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this Policy will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this Policy are inserted for convenience of reference, constitute no part of the Policy and will have no force or effect.

(d)    Tax Withholding. The Company may withhold from any amounts payable under the Policy, including payment in cash or common shares upon the vesting of equity incentive awards, such federal, state or local taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

(e)    No Right to Continued Service. Nothing in the Policy shall confer upon any Eligible Employee any right to continued employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company, any member of the Affiliated Group or the Eligible Employee, which rights are hereby expressly reserved by each, to terminate the Eligible Employee’s employment at any time and for any reason, with or without cause (as defined in the Eligible Employee’s employment or similar agreement, or if there is no such agreement or definition, as defined in the Company’s 2014 Equity Incentive Award Plan).

(f)    Coordination with Certain Employment Agreements Terms. If an Eligible Employee’s employment agreement provides for certain benefits upon retirement (“Retirement Benefits”), and there is a conflict between the Retirement Benefits provided under the employment agreement and the benefits provided under this Policy, the terms of the employment agreement shall govern and determine the benefits provided to the Eligible Employee upon Retirement and, for the avoidance of doubt, the Eligible Employee will not be eligible to receive the conflicting benefits provided under this Policy.

11.	SECTION 409A

(a)    Interpretation. The Company intends that that payments and benefits under this Policy will either comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Policy and the benefits provided hereunder shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.

(b)    Payments for Reimbursements, In-Kind Benefits. All reimbursements for costs and expenses under the Policy, if any, shall be paid to the Eligible Employee no later than the end of the calendar year following the calendar year in which the Eligible Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.